EXHIBIT 5.1
May 10, 2011
The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio 44706
Re:	Registration Statement on Form S-8 Filed by The Timken Company
Ladies and Gentlemen:
     I am Corporate Secretary and VP Ethics and Compliance of The Timken Company, an Ohio corporation (the “Company”), and have acted as counsel for the Company in connection with The Timken Company 2011 Long-Term Incentive Plan (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 7,000,000 shares of common stock, without par value, of the Company (the “Shares”) that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted share or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable.
     The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
     In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Scott A. Scherff
Scott A. Scherff
Corporate Secretary and VP Ethics and Compliance